Exhibit 10.1

Green Thumb Industries Inc.

[YEAR] Bonus Plan

1.
Purpose. The objective of the Green Thumb Industries Inc. [YEAR] Bonus Plan (the “Plan”) is to incentivize performance during calendar year [YEAR] of the executive officers and other employees of Green Thumb Industries Inc. and its subsidiaries (the “Company”) who have been designated by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to participate in the Plan. The Plan is intended to provide participants with an opportunity to earn bonuses for [YEAR] based, in part, on the extent to which specified performance goals have been achieved.

2.
Duration of Plan. The Plan will be in effect for calendar year [YEAR] and through the payout date regarding any bonus earned under the Plan.

3.
Eligibility to Participate. Each of the Company’s executive officers (as defined under Section 16(b) of the Securities Exchange Act of 1934) is eligible to participate in the Plan, however, the executive officer must be designated in writing by the Compensation Committee. At the Company’s discretion, other employees of the Company and its subsidiaries may also be designated as participants. Each person so designated to participate under this Section 3 is deemed a “Participant”. Notwithstanding the foregoing, a Participant must remain employed by the Company as of December 31, [YEAR] to earn a bonus hereunder. The Compensation Committee may, however, in its sole discretion, provide a partial bonus to a Participant that commenced employment after the first day of January [YEAR].

4.
Target Levels for Bonuses/Calculations. The Compensation Committee will approve the annual Company performance goal and targets as soon as practicable in the first quarter of [YEAR] based on the Company’s operating plan. The Compensation Committee will also approve a range of potential bonus award amounts for threshold, target and stretch performance. Based upon the Compensation Committee’s periodic review of Company performance (provided by management), the Company will book an accrual based on the achievement of performance against the target levels. The Committee’s approved achievement levels will be set forth in Appendix A hereto. The Compensation Committee may adjust up or down the performance target and ranges for potential bonus awards under the Plan or, alternatively, may adjust the calculation of the actual results, in each case to reflect items outside of the Participants’ control as the Compensation Committee deems necessary or appropriate to adequately reward and incentivize Participants. Such items may include certain extraordinary or special items including, but not limited to: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary corporate events such as mergers or acquisitions; extraordinary legal/regulatory settlements; extraordinary market conditions; effects of natural or man-made disasters (e.g. 9/11); hyperinflation (e.g.>15%); change in statutory tax rates/regulations; and other extraordinary, unusual or infrequently occurring items. The final determination of achievement of the performance goals, potential bonus award ranges, the certification of achievement of the target and the annual accrual shall be approved by the Compensation Committee prior to payout. The performance goal or performance goals achieved by the Company for the purposes of the Plan may differ from achievement of the performance goal reflected in the Company’s financial statements.

5.
Performance Goals. Each Participant will be assigned a target bonus level by the Compensation Committee, stated as a percentage of his or her base salary. Each Participant’s ability to earn the target bonus award is dependent on the Company’s attainment of the annual performance targets. A Participant may earn more or less than his or her target bonus award based upon his or her individual performance.

6.
Award Payments. All bonus awards under the Plan will be paid out following the completion of the [YEAR] calendar year. All awards will be payable, to the extent earned (i) for the amount up to each applicable participant’s target award, in cash; and (ii) for any amount in excess of each participant’s target (if amount over target is $10,000 or greater), in fully-vested restricted stock units under the Green Thumb Industries Inc. 2018 Stock and Incentive Plan, as amended (the “Plan”), on an award date to be determined by the Compensation Committee when the final approval of each award is certified, with the number of restricted stock units determined based on the grant date fair value as calculated under the Plan. Notwithstanding the foregoing, at the Compensation Committee’s discretion, a participant may elect to receive their awards entirely in equity.

7.
Termination of Employment. If a Participant ceases employment with the Company prior to December 31, [YEAR], subject to legal requirements, that Participant will not be entitled to a bonus award under this Plan. Eligibility for, or actual participation in, the Plan does not entitle an individual to continued employment with the Company.

8.
Amendments. The Compensation Committee may, at any time and from time to time, make any and all adjustments to the Plan as it deems necessary or appropriate, and it may terminate the Plan at any time.

9.
Administration. The Plan will be administered by the Compensation Committee, which is responsible for: (a) determining the annual performance goals and the specific target under each such performance goal; (b) certifying the Company’s achievement with respect to the performance target following completion of the [YEAR] calendar year; and (c) approving the Company’s accrual under the Plan. The Compensation Committee has full authority, in its sole discretion, to take any action with respect to the Plan including, but not limited to: (i) determining all matters relating to bonus awards, including eligibility criteria, performance criteria, the achievement of performance criteria and terms, conditions, restrictions and limitations of any award; (ii) construing and interpreting the Plan and any document evidencing bonus awards granted under the Plan; (iii) making any other determinations deemed necessary or appropriate. The Compensation Committee’s interpretation, construction and administration of the Plan and each of its determinations hereunder, will be final, conclusive and binding on all persons for all purposes.

10.
Governing Law. The Plan and each bonus award hereunder, and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the U.S. Internal Revenue Code of 1986, as amended, or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

APPENDIX A

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